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News Release

Contact:  Diane Salucci or              Release immediately
          Cathy Klepack                 June 19, 1996
          800/225-8000, ext. 4148


                      DeVry Acquires Becker CPA Review


     OAKBROOK TERRACE, Ill. -- DeVry Inc. (NYSE: DV), a national system of career-oriented, higher-education institutes, has acquired the Becker CPA Review business for cash.

     Becker CPA Review, headquartered in Los Angeles, is the leading international training firm preparing students to take the nationally administered and centrally graded Certified Public Accountant (CPA) exam.
The company also offers Certified Management Accountant (CMA) review courses.

     "We were first attracted to Becker because of the high quality of its educational programs and its other similarities to DeVry Institutes and Keller Graduate School of Management," said Dennis J. Keller, chairman and chief executive officer, DeVry Inc. "Becker's outstanding reputation and its international network fit well with our long-range growth strategy."

     "DeVry Institutes' accounting program will benefit from Becker's CPA training expertise," said Ronald L. Taylor, president, DeVry Inc., "while Keller Graduate School's focus on educating adult students will blend well with Becker's emphasis on preparing college graduates from numerous locations around the world to take the CPA exam."

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DeVry acquires Becker CPA Review, add one

     "We are pleased to join forces with DeVry," said Newton D. Becker, chief executive officer and president, Becker CPA Review. "With DeVry's leadership and resources, we believe this alliance will propel us into the 21st century as the premiere provider of career-focused educational and training services."

     Becker CPA Review was founded in 1957 by Newton D. Becker. Currently, there are 135 school locations in the United States as well as eight international locations in the Middle East, Pacific Rim and Canada.

     Historically, Becker students' pass rates on the CPA exam are approximately double the national average pass rate, as published by the National Association of State Boards of Accountancy. More than one-third of all students passing the CPA exam in the United States are Becker CPA Review alumni.

     DeVry Inc., which owns and operates DeVry Institutes, Keller Graduate School of Management and Corporate Educational Services, is one of the largest publicly owned, degree-granting, higher-education companies in North America.

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